Exhibit 5.1

THE SOURLIS LAW FIRM
Securities and Corporate Attorneys

Virginia K. Sourlis, Esq., MBA*	214 Broad Street
Philip Magri, Esq.+	Red Bank, New Jersey 07701
Joseph M. Patricola, Esq.*+ #	(732) 530-9007 Fax (732) 530-9008
www.SourlisLaw.com
* Licensed in NJ	Virginia@SourlisLaw.com
+ Licensed in NY
# Licensed in DC

February 18, 2010

SWAV ENTERPRISES LTD.
Unit 2806 – 6th Street, S.W.
Calgary, Alberta
Canada T2P 1X5

RE:	Form S-8
2010 Incentive Compensation Plan
1,200,000 Shares of Common Stock

Gentlemen:

I have acted as securities counsel for SWAV ENTERPRISES LTD., a Nevada corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended, relating to common stock to be issued pursuant to the 2010 Incentive Compensation Plan (the “Plan”). This opinion is being furnished in response to Item 601 of Regulation S-K and the instructions to Form S-8.

I am familiar with the proceedings to date with respect to the proposed Plan and the issuance of common stock pursuant thereto, and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for purposes of this opinion. In rendering the foregoing opinion, I have relied to the extent I deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

On the basis of the foregoing, we are of the opinion that:

1.	The Company is a corporation duly organized and existing under the laws of the State of Nevada.

2.

The Plan has been duly and validly authorized and adopted, and the 1,200,000 shares of common stock of the Company (the “Shares”) that may be issued and sold from time to time in accordance with the Plan has been duly authorized for issuance and will, when issued in accordance with the Plan, be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States and the corporate laws of the State of New Jersey, and I am not expressing any opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly y ours,

The Sourlis Law Firm

/s/ VIRGINIA K. SOURLIS, ESQ.

Virginia K. Sourlis, Esq.